INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), made and entered into this 29th day of April 2022, between SECURITY INVESTORS, LLC, a Kansas limited liability company (hereinafter referred to as the “Management Company”), and GUGGENHEIM PARTNERS ADVISORS, LLC, a Delaware limited liability company (hereinafter referred to as the “Sub-Adviser”).

WITNESSETH

WHEREAS, the Management Company has entered into an Investment Advisory Contract dated January 27, 2014, as amended (the “Advisory Agreement”), with Guggenheim Funds Trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, pursuant to the Advisory Agreement, the Management Company desires to retain the Sub-Adviser to render certain sub-advisory services to two series of the Trust, Guggenheim Core Bond Fund and Guggenheim High Yield Fund (each, a “Fund” and together, the “Funds”) hereunder and with respect to which the Sub-Adviser is willing so to do; and

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties hereto agree as follows:

1. Employment of the Sub-Adviser. The Management Company hereby employs the Sub-Adviser to act as a sub-adviser to the Funds during the period and upon and subject to the terms and conditions herein set forth. The Sub-Adviser hereby accepts such employment and agrees to perform the services required by this Agreement for the compensation herein provided.

2. Duties of the Sub-Adviser. The Sub-Adviser shall assist the Management Company in the supervision and direction of the investment strategy of each Fund in accordance with such Fund’s investment policies. The Sub-Adviser does not have discretion and is not authorized to (or direct others to): (i) arrange for the purchase and sale of securities and other assets held in any of the Funds or (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets. All investment advice furnished by the Sub-Adviser to each Fund under this Section 2 shall at all times conform to any requirements imposed by the provisions of the Trust’s Declaration of Trust and By-laws, the 1940 Act and the rules and regulations promulgated thereunder, any other applicable provisions of law, and the terms of the registration statements of the Funds under the Securities Act of 1933 and the 1940 Act, all as from time to time amended. The Sub-Adviser shall assist the Management Company to advise and assist the officers or other agents of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trust’s Board of Trustees (and any duly appointed committee thereof) with regard to the foregoing matters and the general conduct of the Trust’s business.

3. Allocation of Expenses and Charges. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses incurred in its operations for the services it renders hereunder.

4. Compensation of the Sub-Adviser. As compensation for the services to be rendered by the Sub-Adviser as provided for herein, for each of the years this Agreement is in effect, the Management Company shall pay the Sub-Adviser a fee at the annual percentage rate equal to 0.005% of each Fund’s average daily net assets. If this Agreement shall be effective for only a portion of one of the Funds’ fiscal years, then the maximum annual expenses shall be prorated for such portion.

5. Sub-Adviser Not to Receive Commissions. In connection with the purchase or sale of portfolio securities for the account of a Fund, neither the Sub-Adviser nor any officer or director of the Sub-Adviser shall act as principal or receive any compensation from a Fund other than its compensation as provided for in Section 4 above. If the Sub-Adviser, or any “affiliated person” (as defined in the 1940 Act) receives any cash, credits, commissions or tender fees from any person in connection with transactions in a Fund’s portfolio securities (including but not limited to the tender or delivery of any securities held in a Fund’s portfolio), the Sub-Adviser shall immediately pay such amount to a Fund in cash or as a credit against any then earned but unpaid management fees due by the Fund to the Sub-Adviser.

6. Limitation of Liability of the Sub-Adviser. So long as the Sub-Adviser shall give a Fund the benefit of its best judgment and effort in rendering services hereunder, the Sub-Adviser shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Sub-Adviser against any liability to a Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, “the Sub-Adviser” shall include directors, officers and employees of the Sub-Adviser, as well as the Sub-Adviser itself.

7. Other Activities Not Restricted. Nothing in this Agreement shall prevent the Sub-Adviser or any officer thereof from acting as investment adviser for any other person, firm, or corporation, nor shall it in any way limit or restrict the Sub-Adviser or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for its own accounts or for the accounts of others for whom it may be acting; provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to a Fund under this Agreement. The Trust acknowledges that the Sub-Adviser may act as investment adviser to other investment companies, and it expressly consents to the Sub-Adviser acting as such.

8. Duration and Termination of Agreement. This Agreement shall continue in force with respect to a Fund for an initial term of one year, and then for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Trustees of the Trust, or by the vote of the holders of a majority of the outstanding voting securities of the Funds (as defined in the 1940 Act), and (b) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as such terms are defined in the 1940 Act) of any such party cast in person at a meeting of such Trustees called for the purpose of voting upon such approval. In the event a majority of the outstanding shares of one Fund vote for continuance of the Agreement, it will be continued for that Fund even though the Agreement is not approved by either a majority of the outstanding shares of any other Fund or by a majority of outstanding shares of the Trust.

This Agreement may be terminated at any time as to any Fund, without payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of that Fund, or by the Sub-Adviser, upon 60 days’ written notice to the other party, and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Management Company.

This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective corporate officers thereto duly authorized on the day, month and year first above written.

SECURITY INVESTORS, LLC

By:	/s/ Amy J. Lee
Name:	Amy J. Lee
Title:	Sr. Vice President & Secretary

GUGGENHEIM PARTNERS ADVISORS, LLC

By:	/s/ Amy J. Lee
Name:	Amy J. Lee
Title:	Attorney-in-Fact

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